UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2005
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(416) 203-3898

N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 14, 2005, Cott Corporation (the “Company”) and Mark Benadiba entered into an Executive Employment Agreement effective September 28, 2005 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Benadiba remains employed by the Company in his current position as its Executive Vice President and the Amended and Restated Employment Agreement, dated October 15, 2003, between the Company and Mr. Benadiba (the “2003 Employment Agreement”) was terminated.
Pursuant to the Employment Agreement, the Company will employ Mr. Benadiba for a maximum fixed term of three years ending on September 27, 2008, subject to earlier termination in accordance with the Employment Agreement. As an inducement to enter the Employment Agreement and in full satisfaction of Mr. Benadiba’s entitlements under the 2003 Employment Agreement, the Company paid Mr. Benadiba a one-time lump sum of Cdn. $1,000,000.
Under the Employment Agreement, the Company will pay Mr. Benadiba a base salary of Cdn. $500,000 per year. Mr. Benadiba is also eligible for an annual bonus incentive with a target bonus award of Cdn. $575,000 (at 100%) and a potential maximum award based on exceeding achievements of Cdn. $1,150,000 (at 200%). The annual bonus is subject to certain terms and conditions, including that, on an annual basis, the Human Resources and Compensation Committee of the Company will set Mr. Benadiba’s performance objectives and evaluate achievement of those objectives. Mr. Benadiba is also entitled to (1) receive all benefits, stock options and annual bonus incentives to which he was entitled prior to the Execution of the Employment Agreement (unless otherwise replaced or set out in the Employment Agreement), (2) participate in the benefits and perquisites provided by the Company to other similarly situated senior executives (other than the President and CEO), (3) receive an annual automobile allowance in accordance with the Company’s policy and (4) accrue vacation in accordance with the Company’s policy for management.
If the Company terminates Mr. Benadiba’s employment with cause or he resigns, the Company will pay him an amount equal to his accrued salary and vacation pay earned by him up to the date of termination. Mr. Benadiba’s participation in any of the Company’s bonus and other incentive compensation plans will terminate automatically and he will not be entitled to payment under any of those plans except for amounts owing to him for the Company’s fiscal year immediately preceding the termination date.
If the Company terminates Mr. Benadiba’s employment without cause, he will be entitled to accrued salary, car allowance and vacation pay earned by him up to the date of termination. His participation in all bonus and other incentive compensation plans will terminate automatically on the date of termination, but Mr. Benadiba will be entitled to this annual incentive bonus based on achievement of the annual target to the termination date and calculated pro rata up to the date of termination. The Company will also pay him a lump sum severance amount equal to two times the aggregate amount of his base salary, plus annual automobile allowance plus target annual incentive bonus (the bonus being capped at 100%). To the extent permitted by law and under the Company’s benefit plans, Mr. Benadiba’s benefits and perquisites, such as medical and dental coverage, will continue for a period of twenty-four months following termination and to the extent that continuation is not permitted, the Company will reimburse him for reasonable expenses incurred by him to replace those benefits during the twenty-four month period following termination.
The Employment Agreement also includes customary restrictive covenants, under which Mr. Benadiba promises that, during the term of his employment with the Company, during his consultancy period pursuant to the Independent Contractor Agreement (defined below), and during the twenty-four month period following the date he ceases to be an Employee or termination of the Employment Agreement, he will not engage in activities that compete with the Company’s business. During the same period, he has also agreed not to solicit the Company’s employees, customers or suppliers.
The Company and Mr. Benadiba also agreed that at the end of the term of the Employment Agreement and effective as of the date following the expiry of the term, the Company and Mr. Benadiba will enter into an Independent Contractor Agreement (the “Independent Contractor Agreement”).
Pursuant to the terms of the Independent Contractor Agreement, the Company will retain Mr. Benadiba as a consultant for a fixed period of two years ending September 27, 2010. Under the Independent Contractor Agreement, the Company will pay Mr. Benadiba an annual retainer of Cdn. $125,000.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: December 9, 2005	By:	/s/ Mark Halperin

Mark Halperin Senior Vice President, General Counsel and Secretary